Exhibit 99.1
Carbonite Announces $50 Million Share Repurchase Program

BOSTON, November 19, 2018 -- Carbonite, Inc. (NASDAQ: CARB), a leading data protection provider for businesses, today announced that its Board of Directors approved a share repurchase program authorizing the purchase of up to $50 million of the Company’s common stock.
Under this program, the Company may repurchase stock from time to time, in amounts, at prices, and at such times the Company deems appropriate, subject to market conditions, legal requirements and other considerations. The Company's repurchases may be executed using open market purchases, privately negotiated purchases or other transactions.
The Company intends to fund repurchases under this share repurchase program from cash on hand and cash generated from operations. The share repurchase program does not obligate the Company to repurchase any specific number of shares, and may be suspended, modified or terminated at any time without prior notice.
“We are confident in our ability to deliver our total growth strategy and are committed to driving a balance of organic and inorganic growth initiatives,” said Mohamad Ali, CEO of Carbonite. “With our expanding free cash flow and strong balance sheet we are able to execute this strategy while repurchasing shares of stock, driving value for our shareholders.”
Carbonite had approximately 34.6 million shares of common stock outstanding as of October 31, 2018.

About Carbonite
Carbonite provides a robust Data Protection Platform for businesses, including backup, disaster recovery, high availability and workload migration technology. The Carbonite Data Protection Platform supports global businesses with secure cloud infrastructure. To learn more visit www.Carbonite.com.

Cautionary Language Concerning Forward-Looking Statements
Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our ability to acquire and integrate acquisitions into our operations and achieve the expected benefits of such acquisitions, our ability to expand our free cash flow, and our ability to manage growth, changes in economic or regulatory conditions or other trends affecting the Internet and the information technology industry, and those discussed in the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission (the "SEC"), which is available on www.sec.gov, and elsewhere in any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law, we do not undertake any obligation to update our forward-looking statements to reflect future events, new information or circumstances.

Investor Relations Contact:
Jeremiah Sisitsky
Carbonite
781-928-0713
investor.relations@carbonite.com

Media Contact:
Sarah King
Carbonite
617-421-5601
media@carbonite.com